Exhibit 10.1

SECOND AMENDMENT

of

COOPERATIVE AGREEMENT

This SECOND AMENDMENT of COOPERATIVE AGREEMENT (this “Second Amendment”) is executed to be effective as of April 9, 2012 between RESOLUTE ANETH, LLC (“Resolute”), a Delaware limited liability company, and NAVAJO NATION OIL AND GAS COMPANY (“NNOG”), a Federal corporation. Resolute and NNOG are sometimes referred to herein individually as a “Party” or together as the “Parties.”

ARTICLE I

GENERAL

Section 1.01. Resolute Natural Resources Company, LLC (“RNRC”), an affiliate of Resolute, and NNOG entered into that certain Cooperative Agreement dated effective October 22, 2004, (“Original Agreement”) as amended by the First Amendment of Cooperative Agreement dated October 21, 2005 (the “First Amendment” and together, the “Prior Agreement” and as further amended hereby, the “Cooperative Agreement”). RNRC previously assigned all of its rights and obligations under the Original Agreement to Resolute. The Prior Agreement provides for certain cooperative arrangements between NNOG and Resolute concerning oil and gas ownership and operations of jointly held assets in the Greater Aneth Field in southeast Utah. Terms that were defined in the Prior Agreement are used herein as so defined.

Section 1.02. This Second Amendment is entered into in order to (i) state the agreement of the Parties with respect to the potential joint acquisition of assets in the Greater Aneth Field currently held by an affiliate of Denbury Resources, Inc.(“DNR”) consisting of all of DNR’s interests in the Greater Aneth Field (“DNR Assets”), (ii) to amend and supplement the Prior Agreement to apply to the DNR Assets, (iii) to provide for the acceleration of NNOG’s First Options pursuant to Article III of the Prior Agreement, and therefore the purchase by NNOG and the sale by Resolute of the Aneth Assets and the Exxon Assets that would have been subject to the First Options (“First Option Assets”), (iv) to terminate the NNOG Options (“Second Options”) exercisable upon 150% of Payout provided for in Article III of the Prior Agreement with respect to the Aneth Assets and the Exxon Assets, (v) to fix the date of exercise with respect to the remaining NNOG Options exercisable upon 200% of Payout, and to combine such options into a single option (“Third Option”) exercisable with respect to the Aneth Assets and Exxon Assets that would have been subject to such remaining options (“Third Option Assets”), and (v) to amend the Prior Agreement in certain other respects.

Section 1.03. Capitalized terms used herein that are defined in the Prior Agreement are used as so defined. For convenience of reference, the Articles and Sections of this Amendment are organized to a certain extent to be parallel to the Articles and Sections of the Agreement. No significance shall be given to such arrangement and the provisions hereof amend and supplement the Agreement only as expressly stated herein.

ARTICLE II

OBLIGATIONS

IN CONNECTION WITH THE ACQUISITION

Section 2.01. The parties intend to acquire the DNR Assets pursuant to a purchase and sale agreement with DNR mutually agreed upon by the Parties and DNR (“DNR Acquisition Agreement”), executed by the Parties contemporaneously herewith.

Section 2.02. Notwithstanding Article VII of the Prior Agreement, the parties have agreed that Resolute (or one or more of its subsidiaries or affiliates) will acquire 50% and NNOG will acquire 50% of the DNR Assets. Resolute and NNOG’s interests in the DNR Assets shall be several, not joint. Each Party shall use its best efforts to acquire the financial assets necessary to acquire its share of such assets at the purchase price provided for in the DNR Acquisition Agreement. Nothing herein shall be deemed to otherwise amend the terms of Article VII of the Prior Agreement.

Section 2.03. At closing of the transactions contemplated by the DNR Acquisition Agreement, Resolute will pay 50% and NNOG will pay 50% of the purchase price of the DNR Assets as determined under the DNR Acquisition Agreement, as such purchase price may be adjusted with respect to each of NNOG and Resolute pursuant to such DNR Acquisition Agreement, it being understood that such adjustments may apply differently to each party. The obligations and liabilities of the parties under the DNR Acquisition Agreement, other than with respect to such adjustments, shall be apportioned severally 50% to Resolute and 50% to NNOG.

Section 2.04. NNOG agrees to use its best good faith efforts to obtain the support of the Navajo Nation for the closing of the DNR Acquisition Agreement, as well as support for the implementation of the terms and provisions of this Second Amendment. In particular, without limitation, NNOG will work with the Navajo Nation to obtain an expedited approval of the assignment of interests from DNR to Resolute or its designated subsidiary or affiliate, and NNOG, without the exercise by the Navajo Nation of its preferential purchase right set forth in 18 N.N.C. § 605 (“PPR”).

Section 2.05. If the DNR Acquisition Agreement is not consummated for any reason other than the breach by either Resolute or DNR of its obligations thereunder, and DNR or any successor at any time transfers the DNR Assets or any portion thereof to another person or entity, NNOG shall use its best good faith efforts to cause the Navajo Nation to exercise its PPR so that Resolute and NNOG have the option of acquiring such transferred assets in the proportions set forth in this Article II and for the same consideration as applies under the PPR.

Section 2.06. If the Navajo Nation should exercise its PPR to acquire the DNR Assets acquired by Resolute, then the Third Option described in Section 3.03 below shall be immediately rendered null and void and NNOG shall have no rights to acquire any additional interest in any Resolute assets.

ARTICLE III

ACCELERATION AND EXERCISE OF FIRST NNOG OPTION

TERMINATION OF SECOND NNOG OPTION

AMENDMENT OF THIRD NNOG OPTION

Section 3.01. Resolute and NNOG hereby agree that NNOG may and hereby does exercise its First Options to purchase the First Option Assets and, pursuant to such exercise, Resolute hereby agrees to sell to NNOG, and NNOG hereby agrees to purchase from Resolute, the First Option Assets, all as described in, and subject to the terms and conditions set forth on Attachment A and the schedules, exhibits and attachments thereto (“Resolute/NNOG PSA”), all of which provisions are incorporated herein and made a part of the Cooperative Agreement, and all of which provisions supersede any contrary provisions of Exhibit A to the Original Agreement. In addition to the terms and conditions stated in the Resolute/NNOG PSA, Resolute agrees that with respect to the First Option Assets only, Resolute shall not charge NNOG the COPAS overhead fee otherwise chargeable under the respective unit operating agreements, such benefit to commence with respect to each portion of the First Option Assets transferred to NNOG, upon the transfer of such portion to NNOG. This COPAS benefit is personal to NNOG and shall terminate upon the transfer of the First Option Assets by NNOG.

Section 3.02. The Second Options are hereby terminated.

Section 3.03. The terms of the Third Option shall be amended as follows:

(a) The price for the purchase of the Third Option Assets subject to the Third Option shall be the Fair Market Value of such Third Option Assets, as defined and determined pursuant to Sections 3.03 and 10.05 of the Original Agreement.

(b) The Third Option shall be exercisable commencing on July 1, 2017 and thereafter until the later to occur of sixty (60) days following such date, or ten (10) business days following the determination of Fair Market Value.

(c) In order to exercise the Third Option, NNOG must give written notice to Resolute within the applicable notice period set forth in Section 3.03(b) above and must deliver the 10% deposit required by the terms of the purchase as set forth below. Once exercised, NNOG shall be obligated to acquire the option interest under the terms and conditions substantially similar to the Resolute/NNOG PSA (with an effective date of the first day of the month of closing as set forth below, and other changes necessary to reflect the terms of this Cooperative Agreement or as are appropriate). NNOG shall pay cash for the Third Option Assets at the closing. Closing of the purchase of the Third Option Assets shall occur at the offices of Resolute on the first business day following the fourteenth day after the day of exercise or ten (10) business days following the determination of FMV, whichever occurs later. If NNOG fails to close the acquisition of the Third Option Assets, the Third Option shall terminate and, unless NNOG’s failure to close is for reasons outside of the reasonable control of NNOG, Resolute shall also be entitled to reimbursement of its out-of-pocket costs and expenses, including reasonable attorney fees, caused by NNOG’s failure to close and any other remedy provided by law or equity.

(d) The Third Option shall be a burden running with the Third Option Assets. Section 3.03 of the First Amendment shall apply to any partial sale by Resolute affecting the Third Option Assets.

(e) All of the other provisions of Article III of the Prior Agreement not referenced or recited above are hereby deleted.

ARTICLE IV

FIRST RIGHT OF NEGOTIATION

Section 4.01. Section 4.01 of the First Amendment is hereby deleted.

Section 4.02. The following language shall replace in its entirety the second sentence of the Cooperative Agreement Section 4.01 as well as all of Section 4.02 of the First Amendment of Cooperative Agreement.

(a) A “Sale” for the purposes of this Agreement is defined to mean a (i) sale by the Resolute Group (as defined below) of all or substantially all of Resolute’s interest in the Aneth, McElmo and Ratherford Units (“Aneth Field Assets”) other than to a member of the Resolute Group, (ii) a sale by the Resolute Group of all or substantially all of the production or revenue from production from the Aneth Field Assets other than to a member of the Resolute Group, or (iii) a change of control of the entity or entities holding the Aneth Field Assets (the “Pertinent Entity”), as “change of control” is defined in the following Section 4.02(b).

(b) A change of control of the Pertinent Entity shall be (i) a transaction or series of related transactions (a “Transaction”) whereby greater than 50% of the voting control of the Pertinent Entity becomes owned by one or more persons, entities or groups (“Purchasers”) under common control other than directly or indirectly by Resolute and its present or future affiliates under common control (the “Resolute Group”), or (ii) in the event of a change of control of the Resolute Group (as defined below) resulting in an indirect transfer of control solely of the Aneth Field Assets. A “change of control of the Resolute Group” shall be a Transaction whereby greater than 50% of the voting control of the ultimate parent entity of the Resolute Group becomes owned by one or more Purchasers other than the Resolute Group, unless members of the board of directors or other governing body of the ultimate parent entity of the Resolute Group constituted immediately prior to such Transaction shall constitute at least a majority of the members of the governing body of the entity or entities that acquired such control immediately after the Transaction (“Successor Board”), and such members of the governing body of Resolute Group who so serve on the Successor Board have no obligation to resign, abstain or to exercise their authority in favor of any other person or entity.

(c) NNOG shall be given written notice of any Transaction described in Section 4.02(b) where Resolute believes a change of control will not occur, with as much advance notice as is practicable, not to exceed thirty (30) days, and with all particulars and documents concerning the same.

Section 4.03. Section 4.03 of the Original Agreement shall be replaced in its entirety with the following provisions.

(a) NNOG shall have a right of first negotiation concerning any proposed Sale of the Aneth Field Assets by Resolute that is not part of a sale of all or substantially all of the assets of the Resolute Group. Said right of first negotiation shall be in addition to the PPR rights that already exist in NN, if applicable, and shall be as provided in the following Sections 4.03(b) through (h):

(b) If Resolute intends to offer its interest in the Aneth Field Assets for Sale, and subject to paragraph (c) below, prior to any announcement of such intent to do so and prior to any negotiations or discussions with any third party, Resolute shall accord NNOG an exclusive right of first negotiation for a period of sixty days (the “Exclusive Negotiation Period”) to purchase such Aneth Field Assets. During such Exclusive Negotiation Period, Resolute will negotiate in good faith directly and exclusively with NNOG to arrive at a mutually agreeable Fair Market Value of the Aneth Field Assets determined as provided in Article 3 hereof, and any other mutually agreeable terms and conditions of a sale of such Aneth Field Assets from Resolute to NNOG. In connection with the right of first negotiation as set forth in this Section 4.03(b), at either Resolute’s or NNOG’s election, the parties will engage a mutually acceptable, nationally recognized energy evaluation firm to provide guidance on the Fair Market Value of the assets, as determined above, provided such guidance is provided on or before the expiration of the Exclusive Negotiation Period. The parties shall share equally the cost of such firm.

(c) If a third party submits an unsolicited offer or an unsolicited indication of interest, or requests information upon which they may make such an offer or indication of interest, and if Resolute intends to communicate with the third party or provide such information, then prior to Resolute making any formal response to such party or providing such information, Resolute shall notify NNOG of any such offer, indication of interest or request for information (but shall not be obligated to disclose the amount of any offer or indication of interest or any identifying information concerning the third party). If Resolute provides such notice to NNOG, Resolute may provide information to the third party, and may engage in communication with the requesting party concerning such information; provided that Resolute shall provide NNOG such period of time as is practicable under the circumstances, not to exceed 60 days from the date of the notice from Resolute to NNOG, to negotiate a sale of such Aneth Field Assets to NNOG. Resolute shall provide to NNOG the same information that is provided to the third party substantially at the same time it is provided to the third party.

(d) NNOG shall treat all communication and information provided pursuant to this Section 4.03 as strictly confidential in accordance with Section 12.12 of the Original Agreement and, specifically and without limitation, shall not disclose the existence of any such communication or the substance of any information provided to it to any person or entity, and shall specifically refrain from communicating directly or indirectly with the third party.

(e) This right of first negotiation is exclusive and personal to NNOG and may not be assigned or transferred in any way. Such right shall terminate upon liquidation of NNOG or a sale by NNOG of all or substantially all of its assets.

(f) Such right of first negotiation shall only apply to the Aneth Field Assets.

(g) This right of first negotiation is not intended to be in derogation of or substitution for the PPR or to preclude NNOG from obtaining the Aneth Field Assets in cooperation with NN exercising such PPR in the event of a sale of such assets by Resolute to which the PPR applies. Similarly, such right of first negotiation is not intended to give the NN any right, preference or concession it does not have under applicable law. Without waiving any of its rights, Resolute acknowledges that any sale, transfer or other conveyance of Navajo Nation leases included in the Aneth Assets is subject to the standards and procedures for transfer of mining interests in Navajo lands as provided in 18 N.N.C. § 605. At either Resolute’s or NNOG’s election, the parties will engage a mutually acceptable, nationally recognized energy evaluation firm to provide guidance on the Fair Market Value of the assets, as determined above. The parties shall share equally the cost of such firm. No contract of sale shall exist until definitive agreements fully agreeable to both parties in their sole and absolute discretion as to each and every term including price are executed.

(h) Once a notice is provided under Section 4.03(b), and negotiation is conducted or NNOG elects not to pursue the right of first negotiation, no further obligation on Resolute’s part shall exist under such Section unless activities intended in good faith to prosecute such a Sale are terminated for a period of 180 days, in which case the rights of NNOG under this section 4.03 shall again be in effect.

ARTICLE V

ASSISTANCE BETWEEN THE PARTIES

Section 5.01. The provisions of Article V of the Original Agreement, as amended by the First Amendment, shall remain as stated to the extent they remain relevant to current circumstances and shall be interpreted to include the DNR Assets in references to jointly held assets in the Greater Aneth Field.

Section 5.02. The parties may determine that it is appropriate for certain rights of way and other rights, facilities, power purchase or transportation contracts or other assets concerning the transportation and delivery of electrical power to the Aneth Field Assets (“Power Assets”) to be held in the name of NNOG. In the event that such Power Assets are held by NNOG, NNOG agrees that NNOG shall hold any such Power Assets as nominee for the joint and pro rata use and benefit of the owners of the Aneth Field Assets, and that such Power Assets shall be operated by the operator of the Aneth Field Assets. Costs and expenses for any such Power Assets shall be shared in accordance with the applicable unit operating agreements.

Section 5.03. NNOG and Resolute hereby enter into the Access and Lease Agreement attached hereto as Attachment B with respect to the NNOG truck loading facility adjacent to the Bisti oil pipeline interconnection station south of Farmington, New Mexico at the terminus of the NNOG Running Horse Pipeline.

ARTICLE VI

TAX MATTERS

Section 6.01. The provisions of Article VI of the Prior Agreement no longer apply and therefore are deleted.

ARTICLE VII

AREA OF MUTUAL INTEREST

Section 7.01. Article VII remains as stated in the Prior Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF RESOLUTE

Section 8.01. Resolute represents and warrants to NNOG as follows:

(a) Resolute is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite legal power to carry on its business as it is now being conducted. Resolute is duly qualified or licensed to do business, and is in good standing, in each jurisdiction, in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure to so qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Amendment.

(b) Resolute has all requisite legal power and authority to execute and deliver this Amendment and to perform its obligations under the Agreement as amended hereby. The execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly and validly authorized by all requisite legal action on the part of Resolute.

(c) Neither the execution and delivery of this Amendment nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Resolute will:

(i)	conflict with or result in any breach of any provision of the governing documents of Resolute; or

(ii)	assuming that all required governmental approvals are obtained, be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Resolute is a party or is subject or by which any of its properties or assets are bound.

(d) Subject to applying for and obtaining all required governmental approvals, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Amendment by Resolute or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Resolute.

(e) There are no actions, claims, suits, arbitration proceedings, inquiries, proceedings, investigation or audit by or before any court or arbitration panel or any governmental authority pending or, to the knowledge of Resolute, threatened against Resolute that could have a material adverse effect on the transactions or performance contemplated under this Amendment.

(f) Resolute has not received any notice of any violation or default or alleged violation or default (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation or default) of or under any applicable governmental law or regulation which would have a material adverse effect on the transactions or performance contemplated under this Amendment.

(g) There are no bankruptcy, reorganization, arrangement, liquidation or similar proceedings pending against, being contemplated by, or, to the knowledge of Resolute, threatened against Resolute.

(h) This Amendment constitutes a valid and binding agreement of Resolute enforceable against it in accordance with its terms, subject to:

(i)	applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;

(ii)	general principles of equity; and

(iii)	the power of a court to deny enforcement of remedies generally based on public policy.

(i) The representations and warranties of Resolute are limited to those set forth in this Section and those previously given by RNRC in the Agreement, and NNOG acknowledges that there are no other representations or warranties of Resolute, either express or implied, any rule of law or legislation to the contrary.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF NNOG

Section 9.01. NNOG represents and warrants to Resolute as follows:

(a) NNOG is a corporation organized under Section 17 of the Indian Reorganization Act, as amended, 25 U.S.C. § 477, validly existing and in good standing under such Act and has the requisite corporate power to carry on its business as it is now being conducted. NNOG is duly qualified or licensed to do business, and is in good standing, in each jurisdiction, in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure to so qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Amendment.

(b) NNOG has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Agreement as amended hereby. The execution, delivery and performance of this Amendment and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of NNOG.

(c) Neither the execution and delivery of this Amendment nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by NNOG will:

(i)	conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of NNOG; or

(ii)	be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which NNOG is a party or is subject or by which any of its properties or assets are bound.

(d) Subject to applying for and obtaining all required governmental approvals, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Amendment by NNOG or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by NNOG.

(e) There are no actions, claims, suits, arbitration proceedings, inquiries, proceedings, investigation or audit by or before any court or arbitration panel or any governmental authority pending or, to the knowledge of NNOG, threatened against NNOG that could have a material adverse effect on the transactions or performance contemplated under this Amendment.

(f) NNOG has not received any notice of any violation or default or alleged violation or default (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation or default) of or under any applicable governmental law or regulation which would have a material adverse effect on the transactions or performance contemplated under this Amendment.

(g) There are no bankruptcy, reorganization, arrangement, liquidation or similar proceedings pending against, being contemplated by, or, to the knowledge of NNOG, threatened against NNOG.

(h) This Amendment constitutes a valid and binding agreement of NNOG enforceable against it in accordance with its terms, subject to:

(i)	applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;

(ii)	general principles of equity; and

(iii)	the power of a court to deny enforcement of remedies generally based on public policy.

(i) NNOG has given all prior notices required under Article XVI of the charter of NNOG in order to make the provisions of Article X hereof fully effective and binding on NNOG and the Navajo Nation as of the date of this Amendment. Copies of all such notices have been provided to Resolute. NNOG has not withdrawn, rescinded or taken any other action that would affect the validity of such notices and such provisions. NNOG has received no objection or other indication from any party that would call into question the efficacy of the notices or the provisions of Article X hereof.

(j) The representations and warranties of NNOG are limited to those set forth in this Section and those previously given in the Agreement, and Resolute acknowledges that there are no other representations or warranties of NNOG, either express or implied, any rule of law or legislation to the contrary.

ARTICLE X

DISPUTE RESOLUTION; GOVERNING LAW

Section 10.01. The provisions of Agreement Article X shall govern all disputes under the Cooperative Agreement as amended hereby, including all disputes under the Resolute/NNOG PSA.

ARTICLE XI

TERM

Section 11.01. The provisions of the Agreement as amended hereby creating rights or obligations that terminate upon the occurrence of certain events shall so terminate. The terms of the Agreement shall terminate if and when there occurs a Sale as defined herein, with respect to either Resolute or NNOG.

ARTICLE XII

GENERAL

Section 12.01. The provisions of Agreement Article XII shall continue to apply to the Cooperative Agreement, as amended, except to the extent no longer relevant.

IN WITNESS WHEREOF, the parties have caused their duly authorized signatories to execute and deliver this Amendment on the dates set out opposite their signatures below to be effective as of the effective date set forth above.

Date:	RESOLUTE ANETH, LLC

By:
Name:
Title:

Date:	NAVAJO NATION OIL AND GAS COMPANY

By:
Name:
Title:

By:
Name:
Title: